Exhibit (6)(bb)

COLLEGE RETIREMENT EQUITIES FUND
(CREF)
730 Third Avenue, New York, NY 10017-3206
Telephone: [800-842-2733]

Endorsement to Your CREF Retirement Choice Unit-Annuity Contract
or CREF Retirement Choice Plus Unit-Annuity Contract

This endorsement modifies the provisions of your CREF Retirement Choice Unit-Annuity Contract or CREF Retirement Choice Plus Unit-Annuity Contract and becomes part of it. Please read this endorsement and attach it to your contract.

Some or all of the contract’s accumulation is to be held in the name of the contractholder without being attributable to any individual employee under the employer plan for the purpose of maintaining an ERISA account as described below. The amount of accumulations and any benefits arising from ERISA accounts will therefore be determined without reference to any individual employee’s accumulations.

The following provisions are added to your contract:

ERISA account. An ERISA account is an unallocated suspense account comprised of payments that CREF or the plan agrees to make in order to cover reasonable and necessary plan expenses or to provide credits to participant and beneficiary plan accounts. Contract provisions pertaining to contractholder payments and participant recordkeeping provisions do not apply to ERISA account accumulations. Contractholder payments (as described under the Benefit Payments provision of both the Retirement Choice Unit-Annuity Contract and the Retirement Choice Plus Unit-Annuity Contract) are not available under ERISA accounts.

ERISA account payment. The employer may instruct us to withdraw all or part of an ERISA account accumulation to pay either reasonable and necessary plan expenses or to issue credits to participant and beneficiary Plan accounts. ERISA account payments will made directly to the employer only as permitted by ERISA and applicable state law.

An ERISA account payment will be effective as of the end of the business day in which we receive the contractholder’s written request for the ERISA account payment. The contractholder may defer the effective date of the ERISA account payment until any business day following the date on which we receive the request. CREF will determine all values as of the end of the effective date in accordance with the Rules of the Fund. An ERISA account payment reduces the accumulation from which it is paid by the amount paid. An ERISA account payment may not be revoked after its effective date.

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